Exhibit 99.1

FOR IMMEDIATE RELEASE

SGI REPORTS FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

MOUNTAIN VIEW, Calif. (July 28, 2005)-Silicon Graphics (NYSE: SGI) today announced results for its fourth fiscal quarter and fiscal year ended June 24, 2005.

Revenue for the fourth quarter was $172 million, in line with the preliminary results announced July 7, 2005. Gross margin was 36.7% compared with 34.5% in the third quarter. SGI’s fourth-quarter operating loss was $16 million, compared with an operating loss of $45 million in the third quarter. Net income, including the net gain from the sale of a portion of the Company’s interest in SGI Japan, was $8 million or $0.02 per share on a fully diluted basis, compared with a net loss of $45 million or $0.17 per share in the third quarter.

Revenue for fiscal 2005 was $730 million.  The net loss was $76 million or $0.29 per share for the fiscal year.

“Our fourth quarter showed sequential revenue and bookings growth, and the lowest operating expenses for the fiscal year,” said Chairman and CEO Bob Bishop. “Nevertheless, we need to accelerate the turnaround and strengthen our financial position going forward.”

SGI has retained the turnaround firm of Alix Partners LLC to advise it in further reducing expenses, increasing revenue and improving liquidity.  SGI expects to announce significant restructuring actions later this quarter, and is actively pursuing financing alternatives, including amending or replacing its asset-based credit facility to increase borrowing availability.  As previously disclosed, SGI did not meet its EBITDA covenant for the fourth quarter under its asset-based credit agreement. Covenant waivers have been obtained on several prior occasions.

As of June 24, 2005, unrestricted cash, cash equivalents and marketable investments were $64 million compared with $84 million at March 25, 2005.

SGI will conduct a conference call today at 2 p.m. PT to provide additional details. The webcast is available at http://www.sgi.com/company info/investors/events.html. The dial-in number is (800) 817-2743 or (913) 981-4915 for participants outside North America.  An audio replay of this call will be available after 5 p.m. PT today at (888) 203-1112 (passcode: 7788439) or (719) 457-0820 (passcode: 7788439) and will be available for seven days. All links to the archived Webcast and audio replay are available through SGI’s Web site at www.sgi.com/company info/investors/.

Forward-Looking Statements
This news release contains certain forward-looking statements, including statements relating to our financial and operating results for the quarter ended June 24, 2005. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expected results described in this release. Factors that could cause actual results to differ materially from those described in this release include the process of calculating, reviewing and analyzing, and completing the audit with respect to, the final financial results for the quarter and the fiscal year; the failure to achieve expected revenue and gross margin levels; failure to manage costs and generate improved operating results; failure to maintain adequate cash resources for the operation of the business; the failure to receive waivers under the Company’s asset-based financing arrangements or to secure additional financing, and the other risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-Q for the quarter ended March 25, 2005. Silicon Graphics is under no obligation to, and expressly disclaims any obligation to, further update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery(tm)
SGI, also known as Silicon Graphics, Inc., is the world’s leader in high-performance computing, visualization and storage. SGI’s vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users.  With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

Silicon Graphics, SGI, the SGI cube and the SGI logo are registered trademarks and The Source of Innovation and Discovery is a trademark of Silicon Graphics, Inc., in the United States and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.

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SILICON GRAPHICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 24,	June 25,	June 24,	June 25,
	2005	2004 (1)	2005	2004 (1)
	(unaudited)		(unaudited)

Product and other revenue	$102,943	$109,783	$391,322	$432,718
Product revenue from related party (2)	4,457	14,629	44,658	66,426
Service revenue	64,816	83,283	293,985	342,858
Total revenue	172,216	207,695	729,965	842,002

Costs and expenses:
Cost of product and other revenue	70,871	76,360	285,428	292,628
Cost of service revenue	38,087	47,922	179,648	200,217
Research and development	20,234	23,283	92,705	108,763
Selling, general and administrative	57,956	65,656	244,568	257,742
Other operating expense (3)	1,424	1,959	24,083	47,825
Total costs and expenses	188,572	215,180	826,432	907,175

Operating loss	(16,356)	(7,485)	(96,467)	(65,173)

Interest expense	(3,354)	(3,331)	(16,052)	(19,234)
Interest and other income (expense), net	26,562 (4)	479	28,773 (4)	(25,366	)(5)

Income (loss) from continuing operations before income taxes	6,852	(10,337)	(83,746)	(109,773)

Income tax benefit	(995)	(2,778)	(8,014)	(9,527)

Net income (loss) from continuing operations	7,847	(7,559)	(75,732)	(100,246)

Discontinued operations:
Net income (loss) from discontinued operations, net of tax	—	676	—	3,975
Gain on disposition of discontinued operations, net of tax	—	50,501	(276)	50,501

Net income (loss)	$7,847	$43,618	$(76,008)	$(45,770)

Net income (loss) per common share:
Continuing operations:
Basic	$0.03	$(0.03)	$(0.29)	$(0.44)
Diluted	$0.02	$(0.03)	$(0.29)	$(0.44)

Discontinued operations:
Basic and diluted	$—	$0.20	$(0.00)	$0.24

Net income (loss) per common share:
Basic	$0.03	$0.17	$(0.29)	$(0.20)
Diluted	$0.02	$0.17	$(0.29)	$(0.20)

Shares used in the calculation of net income (loss) per common share:
Basic	265,149	261,001	263,430	227,837
Diluted	417,845	261,001	263,430	227,837

(1)	The results of our Alias application software business for periods prior to its sale in June 2004, are reflected as discontinued operations.

(2)	Represents product sales to SGI Japan, a related party for which we own a 24% equity interest at June 24, 2005 and owned a 40% equity interest at June 25, 2004.

(3)	Represents charges for estimated restructuring costs and charges associated with the impairment of assets.

(4)	The three- and twelve-month periods ended June 24, 2005 include a gain of approximately $21 million on the sale of a portion of our equity investment in SGI Japan.

(5)	The twelve-month period ended June 25, 2004 includes a $31 million non-cash charge resulting from the extinguishment of the exchanged 5.25% Senior Convertible Notes due in 2004.

SILICON GRAPHICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 24,	June 25,
	2005	2004
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$64,247	$154,855
Short-term marketable investments	39	2,010
Short-term restricted investments	39,757	23,585
Accounts receivable, net	93,335	113,901
Inventories	75,662	66,938
Prepaid expenses and other current assets	41,587	34,916
Total current assets	314,627	396,205

Restricted investments	413	909

Net property and equipment	56,257	74,595

Other assets	79,004	98,215

	$450,301	$569,924

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$56,231	$65,119
Accrued compensation	34,062	37,053
Income taxes payable	2,689	6,082
Other current liabilities	72,530	98,467
Current portion of long-term debt	1,820	17,775
Current portion of deferred revenue	98,305	96,058
Total current liabilities	265,637	320,554

Long-term debt	261,992	264,212
Long-term deferred revenue	36,188	25,749
Other liabilities	77,672	82,087
Total liabilities	641,489	692,602

Total stockholders’ deficit	(191,188)	(122,678)

	$450,301	$569,924